Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment to Rights Agreement (this “Amendment”) is made and entered into as of May 11, 2020 by and between Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), and is effective as of such date.
RECITALS
A. The Company and the Rights Agent are parties to a Rights Agreement dated as of May 19, 2017 (the “Rights Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Rights Agreement.
B. Section 7(a) of the Rights Agreement provides that the Rights the Company has issued, or may subsequently issue, pursuant to the Rights Agreement will expire at the close of business on May 18, 2020.
C. The Company’s Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to cause the Rights to expire at the close of business on May 18, 2023, subject to the possibility of earlier termination or redemption in accordance with the terms of the Rights Agreement.
D. Section 27 of the Rights Agreement provides in part that “[p]rior to the time at which the Rights cease to be redeemable pursuant to Section 23, and subject to this Section 27, the Company, by action of the Board of Directors of the Company, may from time to time and in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights or Common Stock.” Section 27 of the Rights Agreement also provides that “[u]pon the delivery of a certificate from an officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent will execute such supplement or amendment.”
E.  The Company’s Chief Executive Officer has delivered to the Rights Agent a certificate stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and the Company has directed the Rights Agent to amend the Rights Agreement as set forth in this Amendment.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Rights Agent hereby agree as follows:
Section 1. Amendment to the Rights Agreement. The first sentence of Section 7(a) of the Rights Agreement hereby is amended and restated to read in its entirety as follows:
“Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate (other than Right Certificates representing Rights that have become void pursuant to Section 11(b) or that have been exchanged pursuant to Section 24) may, subject to Section 11(b), exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purposes together with payment of the Purchase Price for each one one-thousandth of one share of the Preferred Stock as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on May 18, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 1(d)(ii)(A)(z) and Section 13(f) at which time the Rights are terminated, (iv) the time at which such Rights are exchanged as provided for in Section 24, or (v) if Stockholder Approval has not been obtained at the annual meeting of the stockholders of the Company held in 2017 (including any adjournment of such meeting), provided that this Agreement shall automatically terminate, and the Rights shall automatically expire, if Stockholder Approval is not obtained at the 2017 annual meeting (including any adjournment of such meeting).”
Section 2. Amendments to the Form of Right Certificate.
(a)The first sentence of the first paragraph of the Form of Right Certificate, which is attached as Exhibit B to the Rights Agreement, hereby is amended and restated to read in its entirety as follows:
“NOT EXERCISABLE AFTER MAY 18, 2023 OR EARLIER IF REDEEMED OR EXCHANGE OCCURS.”
(b)The first sentence of the second paragraph of the Form of Right Certificate, which is attached as Exhibit B to the Rights Agreement, hereby is amended and restated to read in its entirety as follows:
“This certifies that ___________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of May 19, 2017 as the same may be amended from time to time (the “Rights Agreement”), between Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the close of business (as such term is defined in the Rights Agreement) on May 18, 2023 at the office of the Rights Agent, or its successors as Rights Agent, designated for such purposes, one one-thousandth of one fully paid and non-assessable share of the Series A Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $25.00 per one one-thousandth of one share (the

“Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.”
Section 3. Amendment to the Summary of Rights to Purchase Preferred Stock. The first two sentences of the fifth full paragraph of the Summary of Rights to Purchase Preferred Stock, which is attached as Exhibit C to the Rights Agreement, hereby are amended and restated to read in their entirety as follows:
“The Rights are not exercisable until the Distribution Date. The Rights will expire on May 18, 2023 (the “Final Expiration Date”) unless the Final Expiration Date is extended or unless earlier redeemed or exchanged by the Company, in each case as described below.”
Section 4. Remaining Terms; Controlling Agreement. All provisions of the Rights Agreement that are not expressly amended by this Amendment shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement or in other agreements or documents shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.
Section 5. Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; provided, however, that nothing contained in this Amendment will affect the ability of the Company under the provisions of Section 27 of the Rights Agreement to supplement or amend this Amendment or the Rights Agreement to replace such invalid, null and void, or unenforceable term, provision, covenant, or restriction with a legal, valid, and enforceable term, provision, covenant, or restriction.
Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
Section 7. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same agreement. Signatures on this Amendment executed and/or transmitted electronically or via facsimile shall have the same authority, effect, and enforceability as original signatures.
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IN WITNESS WHEREOF, the Company and the Rights Agent have duly executed and delivered this Amendment as of the date first set forth above.

KINDRED BIOSCIENCES, INC.

By: /s/ Richard Chin
Name: Richard Chin, M.D.
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Michael Nespoli
Name: Michael Nespoli
Title: Executive Director

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